BDO International Selected as Auditor for SDC International
                and Its Czech Subsidiary, Tatra. a.s.


W. PALM BEACH, Fla. - July 2, 2002  - SDC International ("SDC") (OTC:
SDCN) today announced that it has selected international accounting firm BDO International to serve as the independent auditor for SDC and its subsidiary Tatra a.s. The execution of the engagement agreement ends a search conducted by SDC, which began April 23rd. of this year.

BDO International, one of the world's largest accounting and consulting firms, has 589 offices in 98 countries with combined revenues of almost 2-1/2 billion EUR. BDO's Czech Republic operations (BDO CS, s.r.o.) began in 1991 and today have 15 associated offices within the country. BDO's clients include 20 of the top 100 corporations and over 50 public companies in the Czech Republic. According to SDC Chairman Ronald Adams, "our selection of BDO brings our company one of the world's top auditing firms and one which we feel absolutely confident can and will successfully complete the audit of SDC and Tatra consolidated under U. S. GAAP, as is required for our filings with the Securities and Exchange Commission in the United States." SDC hopes the audit of its 2001 consolidated financial statements and SDC's subsequent filings will be completed by mid to late August.

On December 28, 2001, SDC completed and closed its acquisition of Tatra, a.s., an internationally recognized manufacturer of on/off road heavy-duty vehicles for commercial and military applications. Total consideration for the acquisition was US$32 million. SDC, which acquired 91.61% of Tatra from the Czech government, retains a controlling majority of 51% of Tatra after selling 40.61% of the outstanding Tatra shares to one of SDC's strategic shareholders, Terex Corporation (NYSE:TEX). The remaining shares of Tatra, approximating 8%, are publicly-held. According to the certified audit report issued by KPMG on the 2001 financial statements of Tatra in accordance with generally accepted accounting principles of the Czech Republic, Tatra consolidated revenues for the year ending 2001 were $155 million, consolidated ordinary income totaled $4 million and, after extraordinary charges and writedowns, Tatra reported a consolidated net profit of $2.5 million, calculated at the recent foreign exchange
rate.   Tatra's EBITDA was approximately $16.6 million for 2001.

About SDC International

SDC International is a publicly traded U.S.-based company focused on acquiring well-established industrial manufacturers with substantial revenues within Central and Eastern Europe. Tatra was the first acquisition in SDC's plan. Visit the SDC website at www.sdcn.com.
                                                     ------------

Contact:  SDC International, Philip Huber, SDC Vice President, at
(212) 370-0950, or email at phuber@sdcinternational.com.
                            ---------------------------

Certain information in this announcement includes forward-looking statements regarding future events or the future performance of SDC International that involve certain contingencies and uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: differences in the results of operations and financial condition of TATRA under U.S. GAAP as disclosed in this press release after the completion of the U.S. GAAP audit of TATRA and



          Exhibit 99.1 - Pg. 1


SDC by the new independent public accountants for SDC; the effects of changes in laws and regulations; the effect of interest rates, government spending, and general economic conditions on construction, mining and other activities in which SDC's products are sold; the national and international political climate; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the U.S. Securities and Exchange Commission. Actual events or performance may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.





          Exhibit 99.1 - Pg. 2